Exhibit 23.2

Your Vision Our Focus

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 No. 333-268027 and 333-291727, and Form S-8 No. 333-267642 of Brightline Interactive, Inc. (formerly, The Glimpse Group, Inc.) (the “Company”) of our report dated September 29, 2025, except for the effect of the reverse stock split described in Notes 3 and 16, as to which the date is September 28, 2026, relating to the consolidated financial statements which appears in this Form 10-K for the year ended June 30, 2025. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

This consent relates to the Company’s consolidated financial statements as of and for the year ended June 30, 2025, before the effects of the adjustments to retrospectively apply the discontinued operations described in Notes 4 and 5 of the Company’s consolidated financial statements. Those adjustments were audited by GreenGrowth CPAs.

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.

Dallas, Texas

September 28, 2026